Exhibit 99.1

PRESS RELEASE

INNOSPEC REPORTS SECOND QUARTER 2014 FINANCIAL RESULTS

Revenues up 20 percent over prior year, driven by strong contributions from acquisitions in Fuel

Specialties and Performance Chemicals; Gross margins steady within the targeted range

Net income up 8 percent; Adjusted non-GAAP Diluted EPS of $0.77; Cash flow and balance sheet remain strong

Englewood, CO – August 5, 2014 – Innospec, Inc. (NASDAQ: IOSP) today announced its financial results for the second quarter ended June 30, 2014.

Total net sales for the quarter were $221.3 million, up 20 percent from the $185.0 million reported in the corresponding quarter last year. Net income was $18.5 million, or $0.75 per diluted share, compared to $17.1 million, or $0.71 per diluted share, recorded a year ago. EBITDA (earnings before interest, taxes, depreciation, amortization and impairment) for the quarter was $31.6 million, a 22 percent increase from $25.8 million in the second quarter of 2013.

Results for this quarter include after-tax foreign currency exchange losses of $0.6 million, or $0.02 per diluted share. Excluding these items, adjusted non-GAAP EPS was $0.77 per diluted share, up from $0.75 per diluted share a year ago. Cash generation was strong in the quarter, with operating cash inflows of $12.9 million, before capital expenditures during the quarter of $5.1 million. Innospec closed the quarter in a net debt position of $42.1 million.

EBITDA and net income excluding special items, and related per-share amounts, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.

	Quarter ended June 30, 2014			Quarter ended June 30, 2013
(in millions, except share and per share data)	Income before income taxes	Net Income	Diluted EPS	Income before income taxes	Net income	Diluted EPS
Reported GAAP amounts	$23.8	$18.5	$0.75	$20.9	$17.1	$0.71

Foreign currency exchange losses	0.8	0.6	0.02	1.0	0.8	0.03
Acquisition-related costs	—	—	—	0.2	0.2	0.01

	0.8	0.6	0.02	1.2	1.0	0.04

Adjusted non-GAAP amounts	$24.6	$19.1	$0.77	$22.1	$18.1	$0.75

For the first six months of 2014, total net sales of $442.0 million increased 15 percent from $384.4 million in the corresponding period last year. Net income for the first half of 2014 was $35.4 million, or $1.44 per diluted share, on par with the $35.1 million, or $1.46 per diluted share, reported a year ago. Excluding special items, diluted earnings per share for the first six months of 2014 were $1.31, down from $1.47 a year ago. EBITDA for the first half of 2014 was $58.7 million, up 9 percent from $53.7 in last year’s first half.

Commenting on the second quarter results, Patrick S. Williams, President and Chief Executive Officer, said, “Overall, this was a good quarter for Innospec. We delivered strong revenue growth of 20 percent, compared to the prior year, and have maintained gross margins within our targeted range. We are also particularly pleased with the strength of our earnings, a testament that our business and financial strategies are working and our core businesses are in good shape.

“Fuel Specialties revenues advanced 15 percent, principally on the heels of strong performance from Bachman, which continues to gain momentum in the Oilfield Specialties market. Gross profit in Fuel Specialties was up 8 percent.

“Fuel Specialties revenues in the Americas have maintained good momentum from the first quarter, increasing by 16 percent, year-over-year excluding acquisitions. EMEA markets have been slightly soft in the second quarter and further impacted by government trading restrictions relating to Russia and Ukraine. In Asia-Pacific, our business continues to be hampered by the loss of a contract compared to the same period in 2013. The fundamentals in this business remain strong and we are confident that the second half of the year will see an improvement subject to the geopolitical challenges we face.

“Performance Chemicals continues to meet our high expectations, with sales advancing 33 percent, year-over-year. Our acquisitions, particularly Chemsil, contributed strongly to this improvement. Underlying volumes in our existing business grew an impressive 14 percent, focused primarily on Personal Care. Gross margins were a solid 25.8 percent, while operating income advanced 20 percent. Personal Care now represents almost 50 percent of the Performance Chemicals segment.

“In Octane Additives, we resumed shipments, as expected, to our one remaining customer, and expect a slightly lower performance in the next quarter. Beyond that, visibility continues to be limited.”

Net sales in Fuel Specialties for the quarter were $145.1 million, a 15 percent increase from $126.2 million in last year’s second quarter, driven by sales growth in the Americas and a strong contribution from the Bachman acquisition, which added 16 percent to revenues. Excluding the acquisition, revenue in the Americas grew by 16 percent. Sales in EMEA fell by 13 percent, primarily a result of reduced volumes due to trading conditions in Russia. In Asia-Pacific sales were down by 17 percent, due to the loss of a key contract compared to the prior year period, as previously stated. The segment’s gross margin was 30.3 percent, down from 32.1 percent recorded a year ago, but still within our expected range. Operating income for the quarter was $17.5 million, down 9 percent from last year’s $19.2 million.

In Performance Chemicals, net sales of $59.4 million improved by 33 percent from 2013’s second quarter, driven by a 17 percent contribution from acquisition growth and continued strong underlying growth in core Personal Care markets. By region, sales increased 36 percent in the Americas, 37 percent in EMEA and 17 percent in Asia-Pacific, driven by increased Personal Care volumes. The segment’s gross margin was 25.8 percent, up from 25.4 percent in the period a year ago, a reflection of a richer sales mix focused on high-margin Personal Care products. Operating income of $7.8 million for the quarter was 20 percent higher than the $6.5 million in 2013’s second quarter.

As we predicted Octane Additives rebounded in the second quarter, as shipments recommenced. Net sales for the quarter were $16.8 million, an increase of 17 percent from $14.3 million a year ago. The segment’s gross margin was 56.0 percent, up from last year’s 53.1 percent. Operating income for the quarter was $8.3 million, a 36 percent increase from $6.1 million in last year’s second quarter.

Corporate costs for the quarter were $7.4 million, down from $8.5 million a year ago. The decrease was primarily due to lower legal and enhanced compliance related costs offset by amortization related to the implementation of the new company-wide information management system. The quarterly pension charge was $0.9 million compared to a $0.7 million charge a year ago. The effective tax rate for the quarter was 22.3 percent, in line with expectations for the full year.

Net cash generated from operations was $12.9 million, compared to $19.7 million reported a year ago. As of June 30, 2014, Innospec had $97.4 million in cash, cash equivalents and short-term investments, and total debt of $139.5 million.

Mr. Williams concluded, “We continue to deliver good performance across the globe in spite of economic and geopolitical challenges. Our strategy focuses on our growth businesses, in Fuel Specialties, including Oilfield Specialties, and the Personal Care sector of Performance Chemicals. We are very much on track for a bright future. Our strong financial position and cash flows should enable us to maintain our growth momentum, both organically and through acquisitions.”

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise EBITDA, income before income taxes excluding special items and net income excluding special items and related per share amounts. EBITDA is net income per our consolidated financial statements adjusted for the exclusion of charges for interest expense, net, income taxes, depreciation, amortization and impairment of Octane Additives segment goodwill. Income before income taxes, net income and diluted EPS, excluding special items, per our consolidated financial statements are adjusted for the exclusion of foreign currency exchange losses and acquisition-related costs. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, management uses these non-GAAP financial measures internally to allocate resources and evaluate the performance of the Company’s operations. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 1100 employees in 20 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. The Fuel Specialties business specializes in manufacturing and supplying the fuel additives that help improve fuel efficiency, boost engine performance and reduce harmful emissions. This business also contains Oilfield Specialties which provides specialty chemicals for oil & gas drilling and production operations. Innospec’s Performance Chemicals business provides effective technology-based solutions for our customers’ processes or products focused in the Personal Care; Polymers; and Fragrance Ingredients markets. Innospec’s Octane Additives business is the world’s only producer of tetra ethyl lead.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects,” “estimates,” “anticipates,” “may,” “believes” or similar words or expressions), for example, which relate to operating performance, events or developments that we expect or anticipate will or may occur in the future (including, without limitation, any of the Company’s guidance in respect of sales, gross margins, pension liabilities and charges, net income, growth potential and other measures of financial performance). Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to the Company and affecting our business operations and prospects are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading “Risk Factors” in such reports. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Brian Watt

Innospec Inc.

+44-151-356-6241

Brian.Watt@innospecinc.com

Robert D. Ferris

RF|Binder Partners

+1-212-994-7505

Robert.Ferris@RFBinder.com

Dan Scorpio

RF|Binder Partners

+1-212-994-7609

Dan.Scorpio@RFBinder.com

Schedule 1

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except share and per share data)	Three Months Ended June 30		Six Months Ended June 30
	2014	2013	2014	2013
Net sales	$221.3	$185.0	$442.0	$384.4
Cost of goods sold	(152.7)	(125.6)	(307.7)	(261.2)

Gross profit	68.6	59.4	134.3	123.2

Operating expenses:
Selling, general and administrative	(37.7)	(31.5)	(79.7)	(67.2)
Research and development	(5.6)	(5.3)	(11.3)	(10.9)
Impairment of Octane Additives segment goodwill	—	(0.3)	—	(0.6)

Total operating expenses	(43.3)	(37.1)	(91.0)	(78.7)

Operating income	25.3	22.3	43.3	44.5
Other net (expense)/income	(0.7)	(1.0)	1.2	—
Interest expense, net	(0.8)	(0.4)	(1.7)	(0.7)

Income before income taxes	23.8	20.9	42.8	43.8
Income taxes	(5.3)	(3.8)	(7.4)	(8.7)

Net income	$18.5	$17.1	$35.4	$35.1

Earnings per share:
Basic	$0.76	$0.73	$1.45	$1.50
Diluted	$0.75	$0.71	$1.44	$1.46

Weighted average shares outstanding (in thousands):
Basic	24,401	23,528	24,382	23,466
Diluted	24,672	24,057	24,632	24,073

INNOSPEC INC. AND SUBSIDIARIES

Schedule 2A

SEGMENTAL ANALYSIS OF RESULTS	Three Months Ended June 30		Six Months Ended June 30
(in millions)	2014	2013	2014	2013
Net sales:
Fuel Specialties	$145.1	$126.2	$309.3	$266.2
Performance Chemicals	59.4	44.5	115.5	92.3
Octane Additives	16.8	14.3	17.2	25.9

	221.3	185.0	442.0	384.4

Gross profit:
Fuel Specialties	43.9	40.5	95.9	87.5
Performance Chemicals	15.3	11.3	28.9	21.8
Octane Additives	9.4	7.6	9.5	13.9

	68.6	59.4	134.3	123.2

Operating income:
Fuel Specialties	17.5	19.2	43.3	44.1
Performance Chemicals	7.8	6.5	14.3	11.5
Octane Additives	8.3	6.1	7.1	10.9
Pension charge	(0.9)	(0.7)	(1.7)	(1.4)
Corporate costs	(7.4)	(8.5)	(19.7)	(20.0)

	25.3	22.6	43.3	45.1

Impairment of Octane Additives segment goodwill	—	(0.3)	—	(0.6)

Total operating income	$25.3	$22.3	$43.3	$44.5

Schedule 2B

NON-GAAP MEASURES	Three Months Ended June 30		Six Months Ended June 30
(in millions)	2014	2013	2014	2013
Net income	$18.5	$17.1	$35.4	$35.1
Interest expense, net	0.8	0.4	1.7	0.7
Income taxes	5.3	3.8	7.4	8.7
Depreciation and amortization	7.0	4.2	14.2	8.6
Impairment of Octane Additives segment goodwill	—	0.3	—	0.6

EBITDA	31.6	25.8	58.7	53.7

Fuel Specialties	20.6	21.4	49.8	48.5
Performance Chemicals	10.1	7.6	18.8	13.9
Octane Additives	8.4	6.5	7.3	11.6
Pension charge	(0.9)	(0.7)	(1.7)	(1.4)
Corporate costs	(5.9)	(8.0)	(16.7)	(18.9)

	32.3	26.8	57.5	53.7
Other net (expense)/income	(0.7)	(1.0)	1.2	—

EBITDA	$31.6	$25.8	$58.7	$53.7

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions)	June 30, 2014	December 31, 2013
Assets

Current assets:
Cash and cash equivalents	$91.4	$80.2
Short-term investments	6.0	6.6
Trade and other accounts receivable	118.0	135.8
Inventories	172.8	158.9
Current portion of deferred tax assets	8.7	8.7
Prepaid expenses	3.9	5.8
Prepaid income taxes	5.1	11.4

Total current assets	405.9	407.4

Property, plant and equipment	61.3	60.4
Goodwill	188.1	187.9
Other intangible assets	121.1	126.8
Deferred finance costs	1.4	1.8
Deferred tax assets, net of current portion	7.5	8.6
Other non-current assets	1.5	1.8

Total assets	$786.8	$794.7

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$52.0	$63.3
Accrued liabilities	62.9	73.5
Current portion of long-term debt	5.3	5.3
Current portion of plant closure provisions	4.8	6.2
Current portion of unrecognized tax benefits	—	6.8
Current portion of deferred tax liabilities	0.2	0.2
Current portion of deferred income	0.3	0.3

Total current liabilities	125.5	155.6

Long-term debt, net of current portion	134.2	142.7
Plant closure provisions, net of current portion	26.8	26.2
Unrecognized tax benefits, net of current portion	9.0	6.2
Deferred tax liabilities, net of current portion	10.9	9.5
Pension liabilities	33.0	39.0
Acquisition-related contingent consideration	4.8	4.6
Other non-current liabilities	0.2	0.3
Deferred income, net of current portion	1.1	1.2
Total stockholders’ equity	441.3	409.4

Total liabilities and stockholders’ equity	$786.8	$794.7

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30
(in millions)	2014	2013
Cash Flows from Operating Activities

Net income	$35.4	$35.1
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	14.6	8.8
Impairment of Octane Additives segment goodwill	—	0.6
Deferred taxes	0.8	0.7
Changes in working capital	(15.6)	2.9
Excess tax benefit from stock-based payment arrangements	(0.6)	(2.0)
Accrued income taxes	6.3	(5.8)
Movement on plant closure provisions	(0.8)	0.3
Cash contributions to defined benefit pension plans	(5.8)	(5.4)
Non-cash expense of defined benefit pension plans	2.0	1.7
Stock option compensation	1.2	1.4
Movements on unrecognized tax benefits	(4.0)	(0.4)
Movements on other non-current assets and liabilities	0.3	(0.3)

Net cash provided by operating activities	33.8	37.6

Cash Flows from Investing Activities

Capital expenditures	(6.0)	(4.9)
Business combinations, net of cash acquired	0.3	0.6
Internally developed software and other costs	(3.0)	(3.8)
Proceeds on disposal of property, plant and equipment	0.1	—
Purchase of short-term investments	(3.3)	(3.0)
Sale of short-term investments	4.1	3.5

Net cash used in investing activities	(7.8)	(7.6)

Cash Flows from Financing Activities

Net (repayment)/receipt of revolving credit facility	(8.0)	3.0
Repayment of term loans	(0.5)	—
Excess tax benefit from stock-based payment arrangements	0.6	2.0
Dividend paid	(6.6)	—
Issue of treasury stock	0.4	0.7
Repurchase of common stock	(0.8)	(3.1)

Net cash (used in)/provided by financing activities	(14.9)	2.6
Effect of foreign currency exchange rate changes on cash	0.1	(0.3)

Net change in cash and cash equivalents	11.2	32.3
Cash and cash equivalents at beginning of period	80.2	22.4

Cash and cash equivalents at end of period	$91.4	$54.7

Amortization of deferred finance costs of $0.4 million (2013 - $0.2 million) are included in depreciation and amortization in the cash flow statement but in interest expense in the income statement.